Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:   Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces 2016 Results

•                  Fully diluted earnings per share for the three months ended December 31, 2016 rose to $0.46 per diluted share compared to $0.40 per diluted share for the three months ended December 31, 2015.

•                  Net income for the three months ended December 31, 2016 was $4.36 million compared to $3.70 million for the three months ended December 31, 2015, an increase of 17.92%.

•                  Loans receivable grew by 12.40% in 2016 to $1.336 billion at December 31, 2016.  This was the fifth consecutive year of double digit loan growth.

•                  Deposits rose by 3.33% in 2016 to $1.493 billion at December 31, 2016.

•                  Total dividends paid on a share of common stock grew by 21.05% in 2016 to $0.92 cents per share.

•                  Board of Directors approved an increase in the quarterly cash dividend from $0.18 per share to $0.20 per share, representing Territorial Bancorp Inc.’s 29th consecutive quarterly dividend.

•                  Return on average assets rose to 0.93% for the three months ended December 31, 2016 from 0.81% at December 31, 2015.  During this same period, the return on average equity rose to 7.52% from 6.71%, while the efficiency ratio improved to 52.82% from 60.02%.

Honolulu, Hawaii, January 26, 2017 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.36 million or $0.46 per diluted share for the three months ended December 31, 2016, compared to $3.70 million or $0.40 per diluted share for the three months ended December 31, 2015.

The Company also announced that its Board of Directors approved an increase in the quarterly cash dividend from $0.18 per share to $0.20 per share.  The dividend is expected to be paid on February 23, 2017 to stockholders of record as of February 9, 2017.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “Hawaii’s strong economy has allowed us to increase the size of our loan portfolio by originating new mortgage loans, although rising interest rates may have an impact on loan volume.  The growth in our loan portfolio has increased our net income and improved our performance ratios.  We also increased our deposit base and look forward to opening our newest branch soon, which will be located in the rapidly growing Ala Moana area.  With our strong performance, we are pleased to announce an 11.11% increase in our quarterly cash dividend from $0.18 per share to $0.20 per share.  This is our 29th consecutive quarterly dividend and will be paid on February 23, 2017.”

Interest Income

Net interest income after provision for loan losses increased to $14.34 million for the three months ended December 31, 2016 from $14.32 million for the three months ended December 31, 2015. Total interest income was $16.48 million for the three months ended December 31, 2016 compared to $16.22 million for the three months ended December 31, 2015. The $258,000 growth in interest income was primarily due to a $966,000 increase in interest earned on loans which resulted primarily from the $147.34 million increase in loans receivable.  The increase in interest income on loans was offset by a $734,000 decline in interest income from investment securities due to an $85.40 million decrease in our investment securities portfolio that occurred as repayments and sales exceeded securities purchased.  We used the cash from security repayments and sales to fund loan originations.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $2.05 million for the three months ended December 31, 2016 from $1.82 million for the three months ended December 31, 2015.  Total interest expense on deposits increased to $1.57 million for the three months ended December 31, 2016 from $1.34 million for the three months ended December 31, 2015 due to a $48.10 million increase in total deposits and an increase in the average cost of deposits. During the quarter ended December 31, 2016, the provision for loan losses was $91,000 compared to $89,000 for the quarter ended December 31, 2015.

Noninterest Income

Noninterest income was $1.07 million for the three months ended December 31, 2016 compared to $1.23 million for the three months ended December 31, 2015.  The decrease in noninterest income was primarily due to a $105,000 decrease in the gain on sale of investment securities and a $46,000 decline in service fees on loan and deposit accounts.

Noninterest Expense

Noninterest expense was $8.19 million for the three months ended December 31, 2016 compared to $9.39 million for the three months ended December 31, 2015.  The decrease in noninterest expense was primarily due to a $1.09 million decrease in salaries and employee benefits, which resulted from a decrease in share-based compensation, an increase in the capitalized cost of new loan originations and a decrease in year-end incentive compensation accruals.  The reduction in the costs of the share-based compensation plans occurred as the 2010 equity incentive plan became fully vested during the year.  In addition, the origination of new mortgage loans in 2016 increased capitalized loan costs and decreased salary expense.  As new loans are originated, the Bank capitalizes the cost of new loan originations as part of the loan balance and reduces the salary expense attributable to such originations.

Year Ended December 31, 2016 Results

Net income for 2016 was $16.35 million compared to $14.75 million in 2015, an increase of 10.84%.  The growth in net income can be attributed primarily to higher net interest income and lower noninterest expense which, was partially offset by a decrease in noninterest income and an increase in income taxes.

For the year ended December 31, 2016, net interest income was $58.23 million compared to $56.58 million for the year ended December 31, 2015.  Total interest income increased to $66.07 million for the year ended December 31, 2016 from $63.09 million for the year ended December 31, 2015.  Interest income on loans grew by $5.27 million, or 11.47%, to $51.17 million for the year ended December 31, 2016, primarily because of a $147.34 million increase in the loan portfolio.  This increase was offset by a reduction of $2.51 million in interest earned on investment securities, which occurred due to an $85.40 million reduction in our investment securities as security repayments and sales exceeded purchases. The cash received from security repayments and sales was used to fund loan originations.  Total interest expense increased to $7.84 million for the year ended December 31, 2016 from $6.52 million for the year ended December 31, 2015, primarily due to increases in interest paid on deposits and Federal Home Loan Bank advances. Interest expense on deposits rose by $1.11 million to $5.93 million for the year ended December 31, 2016 primarily because of a $48.01 million growth in deposits.  Interest expense on FHLB advances grew by $338,000 to $1.04 million for the year ended December 31, 2016 because of an increase in the average cost of advances.  The increase in interest expense on deposits and FHLB advances were partially offset by a $121,000 decrease in interest expense on securities sold under agreements to repurchase that occurred because of a decrease in the average cost of these borrowings.  Provision for loan losses decreased to $310,000 for the year ended December 31, 2016 compared to $455,000 for the year ended December 31, 2015 primarily because of a decrease in the amount of non-performing assets and relatively low levels of loan losses.

Noninterest income was $4.09 million for the year ended December 31, 2016 compared to $4.91 million for the year ended December 31, 2015.  This decrease in noninterest income was primarily due to a $331,000 reduction in the gain on sale of investment securities and a $201,000 decrease in fees on loans and deposit accounts.

Noninterest expense was $34.88 million for the year ended December 31, 2016 compared to $36.50 million for the year ended December 31, 2015.  The decrease in noninterest expense was primarily due to a $906,000 decrease in salaries and employee benefits, which resulted from a decrease in share-based compensation, an increase in the capitalized cost of new loan originations and a decrease in year-end incentive compensation accruals.  The reduction in the costs of the share-based compensation plans occurred as the 2010 equity incentive plan became fully vested during the year.  In addition, the origination of new mortgage loans in 2016 increased capitalized loan costs and decreased salary expense.  As new loans are originated, the Bank capitalizes the cost of new loan originations and reduces the salary expense attributable to such originations.   Equipment expenses were $3.57 million for the year ended December 31, 2016 compared to $3.89 million for the year ended December 31, 2015.  The $328,000 decrease in equipment expenses is primarily due to declines in data processing, equipment rental and depreciation expenses.

Assets and Equity

Total assets increased to $1.878 billion at December 31, 2016 from $1.821 billion at December 31, 2015.  Loans receivable grew by $147.3 million or 12.40% to $1.336 billion at December 31, 2016 from $1.189 billion at December 31, 2015 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by a $48.01 million increase in deposits and $85.40 million received from the net repayments and sales of investment securities.  Deposits increased by 3.33% to $1.493 billion at December 31, 2016 from $1.445 billion at December 31, 2015.  Total stockholders’ equity increased to $229.79 million at December 31, 2016 from $219.64 million at December 31, 2015.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded share repurchases and dividends paid to shareholders.

Share Repurchases

For the quarter ended December 31, 2016, the Company did not repurchase any shares under its previously announced seventh repurchase program, which permits the repurchase of up to 275,000 shares or approximately 3% of the current outstanding shares.  The Company uses share repurchases as part of its overall program to enhance shareholder value.  In evaluating the share repurchase programs, the Company considers the effect of repurchases on its tangible book value per share. At the Company’s current share price level, the amount of dilution to tangible book value may continue to limit the Company’s repurchasing of shares.  The Company will continue to closely monitor this issue and, depending on market and other conditions, will conduct repurchases when it makes financial sense.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1.40 million (7 loans) at December 31, 2016, compared to $1.63 million (7 loans) at December 31, 2015.  Non-performing assets totaled $4.56 million at December 31, 2016 compared to $5.42 million at December 31, 2015.  The ratio of non-performing assets to total assets decreased to 0.24% at December 31, 2016 from 0.30% at December 31, 2015 and continues to remain one of the lowest in the country.  The allowance for loan losses at December 31, 2016 was $2.45 million and represented 0.18% of total loans compared to $2.17 million and 0.18% of total loans as of December 31, 2015.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock.

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Interest income:
Loans	$13,108	$12,142	$51,168	$45,903
Investment securities	3,244	3,978	14,365	16,873
Other investments	129	103	540	316
Total interest income	16,481	16,223	66,073	63,092

Interest expense:
Deposits	1,570	1,335	5,933	4,821
Advances from the Federal Home Loan Bank	263	259	1,035	697
Securities sold under agreements to repurchase	220	221	876	997
Total interest expense	2,053	1,815	7,844	6,515

Net interest income	14,428	14,408	58,229	56,577
Provision for loan losses	91	89	310	455

Net interest income after provision for loan losses	14,337	14,319	57,919	56,122

Noninterest income:
Service fees on loan and deposit accounts	538	584	1,960	2,161
Income on bank-owned life insurance	239	256	966	1,026
Gain on sale of investment securities	120	225	370	701
Gain on sale of loans	102	63	406	503
Other	72	101	392	520
Total noninterest income	1,071	1,229	4,094	4,911

Noninterest expense:
Salaries and employee benefits	4,644	5,738	20,591	21,497
Occupancy	1,464	1,461	5,749	5,809
Equipment	883	971	3,566	3,894
Federal deposit insurance premiums	147	223	743	857
Other general and administrative expenses	1,049	993	4,230	4,442
Total noninterest expense	8,187	9,386	34,879	36,499

Income before income taxes	7,221	6,162	27,134	24,534
Income taxes	2,859	2,463	10,787	9,786
Net income	$4,362	$3,699	$16,347	$14,748

Basic earnings per share	$0.48	$0.41	$1.80	$1.63
Diluted earnings per share	$0.46	$0.40	$1.76	$1.59
Cash dividends paid per common share	$0.38	$0.27	$0.92	$0.76
Basic weighted-average shares outstanding	9,175,267	9,033,055	9,093,385	9,073,015
Diluted weighted-average shares outstanding	9,409,934	9,300,228	9,311,975	9,263,267

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance sheets (Unaudited)

(Dollars in thousands, except per share data)

	December 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$61,273	$65,919
Investment securities held to maturity, at amortized cost (fair value of $407,922 and $497,982 at December 31, 2016 and 2015, respectively)	407,656	493,059
Loans held for sale	1,601	2,139
Loans receivable, net	1,335,987	1,188,649
Federal Home Loan Bank stock, at cost	4,945	4,790
Federal Reserve Bank stock, at cost	3,095	3,022
Accrued interest receivable	4,732	4,684
Premises and equipment, net	4,327	4,903
Bank-owned life insurance	43,294	42,328
Income taxes receivable	122	—
Deferred income tax assets, net	7,905	9,378
Prepaid expenses and other assets	2,625	2,270
Total assets	$1,877,562	$1,821,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,493,200	$1,445,103
Advances from the Federal Home Loan Bank	69,000	69,000
Securities sold under agreements to repurchase	55,000	55,000
Accounts payable and accrued expenses	23,258	25,178
Income taxes payable	1,616	2,095
Advance payments by borrowers for taxes and insurance	5,702	5,124
Total liabilities	1,647,776	1,601,500

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,778,974 and 9,659,685 shares at December 31, 2016 and 2015, respectively	98	96
Additional paid-in capital	71,914	70,118
Unearned ESOP shares	(5,872)	(6,361)
Retained earnings	168,962	161,024
Accumulated other comprehensive loss	(5,316)	(5,236)
Total stockholders’ equity	229,786	219,641
Total liabilities and stockholders’ equity	$1,877,562	$1,821,141

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2016	2015
Performance Ratios (annualized):

Return on average assets	0.93%	0.81%
Return on average equity	7.52%	6.71%
Net interest margin on average interest earning assets	3.20%	3.30%
Efficiency Ratio	52.82%	60.02%

	At December	At December
	31, 2016	31, 2015
Selected Balance Sheet Data:

Book value per share (1)	$23.50	$22.74
Stockholders’ equity to total assets	12.24%	12.06%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days past due and not accruing (2)	$1,401	$1,625
Non-performing assets (2)	$4,559	$5,415
Allowance for loan losses	$2,452	$2,166
Non-performing assets to total assets	0.24%	0.30%
Allowance for loan losses to total loans	0.18%	0.18%
Allowance for loan losses to non-performing assets	53.78%	40.00%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs